Exhibit 99

Investor Contact:

Megan Jones

Exact Sciences Corp.

meganjones@exactsciences.com

608-535-8815

Media Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

For Immediate Release

Cologuard® revenue increased 63 percent to $118 million, and Cologuard test volume grew 49 percent to 241,000 during third quarter

•                  Demand accelerated from healthcare providers as more than 11,000 ordered their initial Cologuard test during the third quarter, and nearly 132,000 have ordered since the test was launched

•                  Gross margin increased 320 basis points to 75 percent

•                  Exact Sciences now has in-network contracts with all five top commercial health plans, increasing patient access to Cologuard with no out-of-pocket cost

MADISON, Wis., Oct. 30, 2018 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenue of $118.3 million and screened approximately 241,000 people with Cologuard during the quarter ended September 30, 2018. Third-quarter 2018 revenue and Cologuard test volume grew by 63 percent and 49 percent, respectively, from the same period of 2017.

“The Exact Sciences team delivered another strong quarter, highlighted by significantly increased patient access to Cologuard with no out-of-pocket cost and continued progress toward our 2018 priorities,” said Kevin Conroy, chairman and CEO of Exact Sciences. “We are enthusiastic about our partnership with Pfizer and launched Cologuard to their internal medicine team in early October. We look forward to working with such a tremendous partner in the fight against colon cancer.”

Third-Quarter 2018 Financial Results

For the three-month period ended September 30, 2018, as compared to the same period of 2017 (where applicable):

•                  Revenue was $118.3 million, an increase of 63 percent, and test volume was 241,000, an increase of 49 percent

•                  Average recognized revenue per test was $492, an improvement of 9 percent

•                  Average cost per test was $125, an improvement of 3 percent

•                  Gross margin was 75 percent, an increase of 320 basis points

•                  Operating expenses were $129.2 million, an increase of 61 percent

•                  Net loss was $45.4 million or $0.37 per share, compared to $26.9 million or $0.23 per share

•                  Non-cash interest expense related to convertible debt was $8.4 million, or $0.07 per share

•                  Cash utilization was $36.9 million, compared to $21.7 million

•                  Cash, cash equivalents and marketable securities were $1.2 billion at the end of the quarter

•                  More than 11,000 healthcare providers ordered their first Cologuard test during the third quarter, and nearly 132,000 have ordered since the test was launched

2018 Outlook

•                  The company anticipates revenue of $435-$440 million for 2018, an increase from prior guidance of $420-$430 million

The company’s guidance for revenue is a forward-looking statement. It is subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. There can be no assurance the company will meet these financial projections. See the cautionary information about forward-looking statements in the “Safe Harbor Statement” section of this press release.

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, Oct. 30, 2018, at 5 p.m. ET to discuss third-quarter 2018 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial +1-647-788-4901.

An archive of the webcast will be available at www.exactsciences.com. A replay of the conference call will be available by calling 800-585-8367 domestically or 416-621-4642 internationally. The access code for the replay of the call is 6870368. The webcast, conference call and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer

Society’s (2014) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2016) and National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. Medicare and most major insurers cover Cologuard. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payer reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition from other cancer screening and diagnostic products and services; the effects of the adoption, modification or repeal of any healthcare reform law, rule, order, interpretation or policy; the effects of changes in pricing, coverage and reimbursement for our products and services, including without limitation as a result of the Protecting Access to Medicare Act of 2014; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our ability to effectively utilize strategic partnerships and acquisitions; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Laboratory service revenue	$118,291	$72,574	$311,481	$178,583

Cost of sales	30,020	20,729	79,822	55,701
Gross margin	88,271	51,845	231,659	122,882

Operating expenses:
Research and development	17,631	11,725	47,278	29,464
General and administrative	46,729	30,763	121,861	75,442
Sales and marketing	64,836	37,768	172,675	113,297
Total operating expenses	129,196	80,256	341,814	218,203
Loss from operations	(40,925)	(28,411)	(110,155)	(95,321)

Other income (expense)
Investment income	6,292	1,334	14,882	2,612
Interest expense	(10,704)	(51)	(25,817)	(155)
Total other income	(4,412)	1,283	(10,935)	2,457

Net loss before tax	(45,337)	(27,128)	(121,090)	(92,864)

Income tax benefit (expense)	(27)	231	(85)	231

Net loss	$(45,364)	$(26,897)	$(121,175)	$(92,633)

Net loss per share - basic and diluted	$(0.37)	$(0.23)	$(0.99)	$(0.81)

Weighted average common shares outstanding - basic and diluted	122,671	119,215	121,946	114,246

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$161,705	$77,491
Marketable securities	1,023,512	347,224
Accounts receivable, net	41,916	26,419
Inventory, net	38,617	26,027
Prepaid expenses and other current assets	23,832	10,055
Property and equipment, net	188,486	79,986
Intangibles, net	22,493	24,205
Other long-term assets	9,015	7,153
Total assets	$1,509,576	$598,560

Liabilities and stockholders’ equity
Total current liabilities	$106,735	$68,124
Convertible notes, net	656,341	—
Long-term debt	17,080	4,269
Other long-term liabilities	12,691	5,749
Total stockholders’ equity	716,729	520,418
Total liabilities and stockholders’ equity	$1,509,576	$598,560